As filed with the Securities and Exchange Commission on July 8, 2008.

Registration Number 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BILL BARRETT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	80-0000545
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer Identification No.)

1099 18th Street, Suite 2300 Denver, Colorado	80202
(Address of principal executive offices)	(Zip code)

BILL BARRETT CORPORATION 2008 STOCK INCENTIVE PLAN

(Full title of the plan)

Francis B. Barron

Senior Vice President – General Counsel and Secretary

Bill Barrett Corporation

1099 18th Street

Suite 2300

Denver, Colorado 80202

(Name and address of agent for service)

(303) 293-9100

(Telephone number, including area code, of agent for service)

Copy to:

Douglas R. Wright, Esq.

Jason Day, Esq.

Faegre & Benson LLP

3200 Wells Fargo Center

1700 Lincoln Street

Denver, Colorado 80203

(303) 607-3500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☑            Accelerated filer  ☐            Non-accelerated filer  ☐            Smaller reporting company  ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.001 per share	3,000,000 shares	$52.68	$158,040,000	$6,211

[1]

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement will also cover any additional shares of common stock of Bill Barrett Corporation (the “Company”) that become issuable under the Bill Barrett Corporation 2008 Stock Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, reorganization or other similar transaction effected without the registrant’s receipt of consideration that results in an increase in the number of outstanding shares of the registrant’s common stock.

[2]	Estimated solely for purposes of calculating the registration fee. Based on the average high and low prices reported on the New York Stock Exchange on July 8, 2008, pursuant to Rule 457(c) and (h)(1).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Company hereby incorporates by reference in this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

(a) Annual Report on Form 10-K for the year ended December 31, 2007,

(b) Quarterly Report on Form 10-Q for the quarter ended March 31, 2008,

(c) Current Reports on Form 8-K filed with the Commission on January 17, 2008 (excluding Items 2.02 and 7.01), March 10, 2008 (excluding Item 7.01), March 12, 2008 (excluding Item 7.01) and May 16, 2008, and

(d) The description of the Company’s common stock, par value $0.001 per share, contained in the Registration Statement on Form 8-A (File No. 001-32367) filed with the Commission pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on December 2, 2004, as amended on December 20, 2004, and including any amendment or report filed for the purpose of updating such description.

In addition, all other reports and documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement (except for portions of the Company’s current reports furnished, as opposed to filed, on Form 8-K), and prior to the filing of a post-effective amendment that indicates that all the securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents with the Commission.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Our bylaws provide that we shall, to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), indemnify our directors, officers, and if the board of directors so determines, employees and agents in connection with any threatened, pending or completed legal proceeding against all liability and loss suffered and expenses reasonably incurred by any such person in connection with any legal proceeding in which the person is involved by reason of the fact that the person is or was a director, officer, employee or agent of our company.

We are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, and are required to pay within 60 days reasonable amounts related to a settlement or judgment. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses. Directors and officers will be covered by liability insurance indemnifying them against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Under Section 145 of the DGCL, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorneys’ fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Our restated certificate of incorporation also provides that, to the fullest extent permitted by the DGCL, no director shall be personally liable to us or our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors. Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption); or (4) for any transaction from which the director derived an improper personal benefit.

We have also entered into indemnification agreements with each of our current directors and officers to give them additional contractual assurances regarding the scope of the indemnification set forth in our restated certificate of incorporation and bylaws and to provide additional procedural protections. These agreements require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified, and to cover them under any directors’ and officers’ liability insurance policy we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and will be in addition to any other rights that the indemnitee may have under our restated certificate of incorporation, bylaws and applicable law.

Although the above discussion summarizes the material provisions of our restated certificate of incorporation, bylaws and indemnification agreements and Section 145 of the Delaware General Corporation Law, it is not intended to be exhaustive and is qualified in its entirety by each of those documents and that statute.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Bill Barrett Corporation (incorporated by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K, filed on December 20, 2004).

4.2	Bylaws of Bill Barrett Corporation (incorporated by reference to Exhibit 3.5 to the Company’s Current Report on Form 8-K, filed on December 20, 2004).

4.3	Specimen Certificate of Common Stock (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to the Company’s Registration Statement on Form 8-A, filed on December 20, 2004).

4.4	Indenture, dated March 12, 2008, by and between Bill Barrett Corporation and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on March 12, 2008).

4.5	Registration Rights Agreement, dated March 28, 2002, among Bill Barrett Corporation and the investors named therein (incorporated by reference to Exhibit 4.2 of Amendment No. 2 to the Company’s Registration Statement on Form S-1 (Registration No. 333-114554), filed on August 31, 2004).

4.6	First Supplemental Indenture, dated March 12, 2008, by and between Bill Barrett Corporation and Deutsche Bank Trust Company Americas (including form of 5% Convertible Senior Notes due 2028) (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K, filed on March 12, 2008).

4.7	Stockholders’ Agreement, dated March 28, 2002 among Bill Barrett Corporation and the investors named therein (incorporated by reference to Exhibit 4.3 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 (Registration No. 333-114554), filed on August 31, 2004).

4.8	Form of Rights Agreement concerning Shareholder Rights Plan, which includes, as Exhibit A thereto, the Certificate of Designations of Series A Junior Participating Preferred Stock of Bill Barrett Corporation, and, as Exhibit B thereto, the Form of Right Certificate (incorporated by reference to Exhibit 4.4 to Amendment No. 1 to the Company’s Registration Statement on Form 8-A, filed on December 20, 2004).

4.9	Form of Certificate of Designations of Series A Junior Participating Preferred Stock of Bill Barrett Corporation (incorporated by reference to Exhibit 4.4 (Exhibit A) to Amendment No. 1 to the Company’s Registration Statement on Form 8-A, filed on December 20, 2004).

4.10	Form of Right Certificate (incorporated by reference to Exhibit 4.4 (Exhibit B) to Amendment No. 1 to the Company’s Registration Statement on Form 8-A, filed on December 20, 2004).

5.1	Opinion of Faegre & Benson LLP.

10.1	Bill Barrett Corporation 2008 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on May 16, 2008).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent Netherland, Sewell & Associates, Inc.

23.3	Consent of Faegre & Benson LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Item 9.	Undertakings.

A.	Post-Effective Amendments.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) and (b) above will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	Subsequent Documents Incorporated by Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Claims for Indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or other controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on July 8, 2008.

BILL BARRETT CORPORATION

By:	/s/ Fredrick J. Barrett
Fredrick J. Barrett
Chairman and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Fredrick J. Barrett, Robert W. Howard and Francis B. Barron, or any of them (with full power to each of them to act alone), as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and on his or her behalf to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Fredrick J. Barrett Fredrick J. Barrett Principal Executive Officer	Chairman of the Board of Directors and Chief Executive Officer	July 8, 2008

/s/ Robert W. Howard Robert W. Howard Principal Financial Officer	Chief Financial Officer	July 8, 2008

/s/ Joseph N. Jaggers Joseph N. Jaggers	Director; Chief Operating Officer and President	July 8, 2008

/s/ David R. Macosko David R. Macosko Principal Accounting Officer	Vice President – Accounting	July 8, 2008

/s/ James M. Fitzgibbons James M. Fitzgibbons	Director	July 8, 2008

/s/ Randy A. Foutch Randy A. Foutch	Director	July 8, 2008

/s/ Jeffrey A. Harris Jeffrey A. Harris	Director	July 8, 2008

/s/ Jim W. Mogg Jim W. Mogg	Director	July 8, 2008

/s/ Philippe S. E. Schreiber Philippe S. E. Schreiber	Director	July 8, 2008

/s/ Randy Stein Randy Stein	Director	July 8, 2008

/s/ Michael E. Wiley Michael E. Wiley	Director	July 8, 2008

Exhibit Index

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Bill Barrett Corporation (incorporated by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K, filed on December 20, 2004).

4.2	Bylaws of Bill Barrett Corporation (incorporated by reference to Exhibit 3.5 to the Company’s Current Report on Form 8-K, filed on December 20, 2004).

4.3	Specimen Certificate of Common Stock (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to the Company’s Registration Statement on Form 8-A, filed on December 20, 2004).

4.4	Indenture, dated March 12, 2008, by and between Bill Barrett Corporation and Deutsche Bank Trust Company Americas (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on March 12, 2008).

4.5	Registration Rights Agreement, dated March 28, 2002, among Bill Barrett Corporation and the investors named therein (incorporated by reference to Exhibit 4.2 of Amendment No. 2 to the Company’s Registration Statement on Form S-1 (Registration No. 333-114554), filed on August 31, 2004).

4.6	First Supplemental Indenture, dated March 12, 2008, by and between Bill Barrett Corporation and Deutsche Bank Trust Company Americas (including form of 5% Convertible Senior Notes due 2028) (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K, filed on March 12, 2008).

4.7	Stockholders’ Agreement, dated March 28, 2002 among Bill Barrett Corporation and the investors named therein (incorporated by reference to Exhibit 4.3 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 (Registration No. 333-114554), filed on August 31, 2004).

4.8	Form of Rights Agreement concerning Shareholder Rights Plan, which includes, as Exhibit A thereto, the Certificate of Designations of Series A Junior Participating Preferred Stock of Bill Barrett Corporation, and, as Exhibit B thereto, the Form of Right Certificate (incorporated by reference to Exhibit 4.4 to Amendment No. 1 to the Company’s Registration Statement on Form 8-A, filed on December 20, 2004).

4.9	Form of Certificate of Designations of Series A Junior Participating Preferred Stock of Bill Barrett Corporation (incorporated by reference to Exhibit 4.4 (Exhibit A) to Amendment No. 1 to the Company’s Registration Statement on Form 8-A, filed on December 20, 2004).

4.10	Form of Right Certificate (incorporated by reference to Exhibit 4.4 (Exhibit B) to Amendment No. 1 to the Company’s Registration Statement on Form 8-A, filed on December 20, 2004).

5.1	Opinion of Faegre & Benson LLP.

10.1	Bill Barrett Corporation 2008 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on May 16, 2008).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent Netherland, Sewell & Associates, Inc.

23.3	Consent of Faegre & Benson LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).